Exhibit 99.1

News for Immediate Release

Contact: Dana Arvidson
Investor Relations
First Marblehead
800 Boylston Street, 34th FL
Boston, MA 02199
617.638.2065

First Marblehead to Present at the Sandler O’Neill East Coast Financial Services Conference

BOSTON, MA, November 9, 2012 — The First Marblehead Corporation (NYSE: FMD) today announced that Daniel Meyers, Chairman of the Board, Chief Executive Officer and President, will be presenting at the Sandler O’Neill East Coast Financial Services Conference on Thursday, November 15, 2012, at 9:45 a.m. Eastern Time.  The conference will be held at the Turnberry Isle Miami, Aventura, Florida.

Investors and other interested parties are invited to listen to the presentation via a simultaneous internet broadcast available through the Company’s website at www.firstmarblehead.com, under “For Investors”, or by dialing (877) 253-8059 and entering the pass code 8309199648.  A replay of the internet broadcast will be available on the Company’s website approximately one hour after completion of the presentation.  The replay will be available for 30 days.

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans, and retail savings, money market and time deposit products.  For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary, Tuition Management Systems LLC. For more information, please see www.afford.com.  First Marblehead’s subsidiary, Cology LLC, is a leading provider of end-to-end private student loan origination and repayment servicing solutions for lenders.  For more information, please see www2.cology.com.

© 2012 The First Marblehead Corporation